ASSET PURCHASE AGREEMENT

     This agreement is made as of the 28th day of February, 1995, by and between Southwest Holdings, Inc., A British Virgin Islands corporation, acting by and through its duly authorized officer, hereinafter "Southwest" and Hughes Resources, Inc., a publicly held and traded corporation, hereinafter "HRI".


     WITNESSETH

     WHEREAS, Southwest Holdings, Inc., is a British Virgin Islands Corporation acting by and through its duly authorized officer James Ray ("Ray"), and

     WHEREAS, Southwest is desirous of selling certain of its assets, and

     WHEREAS, HRI is a Colorado Corporation, publicly traded and a market for its securities is made on the NASDAQ system, and

     WHEREAS, HRI is acting through its duly authorized officer and president James E. Hughes, ("Hughes"), and

     WHEREAS, HRI is desirous of purchasing assets offered for purchase by Southwest.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other and valuable considerations, the receipt and sufficiency of such is mutually acknowledged, it is agreed, covenanted and warranted as follows:

     1. That Southwest owns free and clear of any liens or encumbrances certain oil and gas wells.

     2. The Boards of Directors and officers of HRI and Southwest have made an independent valuation of the oil and gas properties, set forth on Exhibit "A" attached hereto and made a part hereof as though fully forth herein.

     3. HRI and Southwest agree that the properties set forth ion Exhibit "A" have a fair market value of at least Six Million Seven Hundred Thousand Dollars, ($6,700,000.00).

     4. HRI further agrees to issue to Southwest or its nominees capital stock, common and preferred, in an amount totaling the agreed value of $6,700,000. Common stock to be restricted only by regulation S of the Securities and Exchange Commission provided that the common stock issued to Southwest will not exceed five (5) million common shares. Attributes of the preferred shares to be set by agreement of the parties.

     5. HRI agrees to prepare Corporate documentation including, but not limited to, appropriate corporate resolution and filings, if necessary with the appropriate federal and state agencies concerned with the public securities transactions, for the agreement set forth herein.

     6. The parties hereto covenant and warrant that they will do the due diligence they deem necessary prior to the delivery of the stock of HRI and delivery if assets to HRI and will fully indemnify one to the other against any claims they make if have committed by a party hereto.

     7. The parties agree to execute and deliver any and all legal documents reasonably required to close the purchase and sale.

     8. The closing of the transactions set forth herein shall be on the 27th day of February, 1995; unless extended, in writing and signed by the parties.

     9. This Agreement may be amended of altered in any provision and such change shall become effective when reduced to writing and signed by the parties.

     10. This Agreement shall be binding upon and inure to the benefit of Assigns, heirs and representatives and successors of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement on this, the 28th day of February, 1995.



     /s/ James E. Hughes___________
Hughes Resources, Inc. by its President

     /s/ James Ray________________
Southwest Holdings, Inc. by its President

/s/ James Ray________________

 James Ray, Individually


/s/ James E. Hughes___________

   James E. Hughes, Individually

EXHIBIT A

LaSalle Parish La.  Robert Beech Lease

API number                 Well number
17-059-2375600    001                       Operating
17-059-2375700    002                       Operating
17-059-2375800    003                       Operating
17-059-2164900    004                       Operating
unknown           005                       Operating



Vermilion Parish, La.  Mayo Lease

     Lily B. Huval Shut in awaiting rework